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                                                               Exhibit (10)-(50)

                       [LETTERHEAD OF THE LTV CORPORATION]

December 4, 2000

Mr. William H. Bricker
Chairman and Chief Executive Officer
The LTV Corporation
200 Public Square
Cleveland, Ohio 44114-2308

Re:  EMPLOYMENT TERMS

Dear Bill:

         The purpose of this letter is to set forth the principal terms of your employment as Chairman and Chief Executive Officer of The LTV Corporation (the "Company"), as previously agreed to by the Company's Board of Directors and yourself at the Board's meeting held on Wednesday, November 8, 2000. The Board of Directors and you have agreed that, in lieu of a comprehensive and detailed employment agreement which might require an extended period of time to prepare and negotiate, it would be preferable to enter into a letter agreement which provides a summary of the principal terms of your employment. These terms are as follows:

         1. SIGNING BONUS. In consideration of your agreement to assume the duties and responsibilities of the Chairman and Chief Executive Officer, effective November 9, 2000, the Company has agreed to pay you an up-front bonus of $200,000 in cash.

         2. BASE SALARY. During the term of this letter agreement, the Company will pay you a base salary at the rate of $700,000 per year (or at a higher rate as the Board of Directors, from time to time, may determine), payable in installments in accordance with the practices followed by the Company for its senior officers. In the event of your death during the term of this letter agreement, the unpaid balance of your base salary for the remainder of the term will be paid to your estate.

         3. NO OTHER BENEFIT PLANS AND PROGRAMS. Except as otherwise provided herein, during the term of this letter agreement, you hereby waive the right to participate in the Company's medical and life insurance programs, and all other pension and welfare benefit plans, programs and perquisites, including without limitation the Company's Change In Control Severance Pay Plan and the Executive Severance Plan.

         4. STOCK OPTION GRANT. Effective November 9, 2000, the Board of Directors of the Company awarded you nonqualified stock options for an aggregate of 500,000 shares of Common Stock, par value $0.50 (the "Common Stock") with an exercise price per share equal to $1.00, the fair market value of the Common Stock on such date. These options are stand-alone


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and are not subject to the terms of the Company's Amended and Restated
Management Incentive Program. The options are for a term of 10 years, are exercisable commencing October 31, 2001 and shall contain such other terms and conditions as may be provided in the attached Nonqualified Stock Option Agreement covering such options.

         5. BUSINESS EXPENSES. You will be reimbursed for reasonable business expenses in accordance with Company policy.

         6. HOUSING AND TRANSPORTATION. The Company will provide you with a suitable furnished apartment, including all utilities, and an annual automobile allowance of $15,000, less applicable taxes.

         7. SUCCESSOR. If, during the term of this letter agreement, the Board identifies and elects a successor to you as Chief Executive Officer of the Company, you agree to resign as such upon such election; provided however, that your base salary under Paragraph 2 shall continue for the balance of the term of this letter agreement and all unvested options granted under Paragraph 4 shall vest.

         8. CHANGE IN CONTROL. In the event of your involuntary termination of employment by the Company during the term of this letter agreement following a change in control of the Company, your base salary for the balance of such term shall be paid to you in a single lump sum promptly following your termination of employment. The term "change in control" will have the meaning given such term in the Nonqualified Stock Option Agreement between the Company and you dated November 9, 2000.

         9. TERM. The term of this letter agreement shall be for one year, renewable for an additional six months at the option of the Company given not later than September 1, 2001.

         If the foregoing correctly reflects your understanding of your employment terms with the Company, please sign and return the enclosed copy of this letter (which may be signed in one or more counterparts and all of which together shall constitute one and the same agreement) to evidence your agreement to the foregoing and return it to the Company in the enclosed envelope. The second copy is for your files.

                                   Sincerely yours,

                                   THE LTV CORPORATION


                                   By:  /s/ John E. Jacob
                                        ---------------------------------------
                                        John E. Jacob Chairman
                                        Compensation and Organization Committee
AGREED TO AND ACCEPTED:

/s/ William H. Bricker
----------------------------
William H. Bricker